EXHIBIT 99.1
FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen
                                                Select Comfort Corporation
                                                (763) 551-7496
                                                tamara.nystuen@selectcomfort.com

            SELECT COMFORT ANNOUNCES INCREASE IN FOURTH QUARTER SALES
              SAME-STORE SALES ALSO INCREASE 12 PERCENT IN QUARTER

MINNEAPOLIS - (Jan. 10, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced preliminary fourth quarter 2004 net sales of $149 million, an increase of 17 percent on an equivalent-week basis(1) (8 percent on an absolute basis(1) ) over the fourth quarter of 2003. For the quarter, same-store sales increased 12 percent(1), on top of a 28 percent(1) same-store sales increase in fourth quarter 2003. The company expects to report fourth quarter 2004 earnings in the range of $0.27 to $0.28 per diluted share, compared to earnings of $0.28 per diluted share in 2003.

        For fiscal 2004, Select Comfort reported preliminary net sales of $558 million, 22 percent higher than 2003 net sales of $458 million. Management expects to report annual earnings in the range of $0.80 to $0.81 per diluted share for 2004, compared to earnings of $0.69 per diluted share in 2003.

        "We are pleased once again to be posting double-digit sales growth for the quarter, with sales rebounding in December after a slower than expected Thanksgiving weekend," said Bill McLaughlin, chairman and chief executive officer. "Entering 2005, we remain committed to long-term growth and will continue to invest in product, service and brand awareness initiatives to deliver consistently strong sales and earnings growth."

        Select Comfort plans to announce results for fourth quarter and full year 2004, as well as provide guidance for 2005, after the market close on Feb. 8, 2005, to be followed by a conference call at 4 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6 p.m. Central Time on Feb. 8, 2005, through 5 p.m. Central Time on Feb. 15, 2005. To access the replay, please call 866-502-6119. An archived replay of the conference call may also be accessed after approximately 7 p.m. Central Time on Feb. 8, 2005 at www.selectcomfort.com.

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ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(2), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 370 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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        Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; consumer acceptance of our products and product innovation; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer claims and California wage and hour litigation; our dependence on significant suppliers; rising regulatory and commodity costs; and the vulnerability of any suppliers to inflationary pressures, labor negotiations, liquidity concerns or other factors; increasing government regulations, including new flammability standards for the bedding industry; as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Fiscal fourth quarters 2004 and 2002 include 13 weeks, as compared to 14 weeks in fiscal fourth quarter of 2003. Same-store sales and sales growth rates have been adjusted and reported as if each year had the same number of weeks.

(2) Top 25 Bedding Retailers, Furniture Today, May 24, 2004.


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